Exhibit 10.1

AMENDMENT TO

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Amendment”) is made and entered into as of the 8th day of October, 2007 by and between THE PANTRY, INC., a Delaware corporation (the “Corporation”), and Daniel J. Kelly (the “Employee”). The Corporation and Employee may be referred to herein as “the Parties.”

W I T N E S S E T H :

WHEREAS, the Corporation and Employee are parties to an Amended and Restated Employment Agreement (the “Agreement”) dated April 13, 2007; and

WHEREAS, the Corporation and Employee desire to amend the Agreement to provide for a reduction in salary, earlier payment of the Stay Bonus, and payment of the severance payment as a lump sum.

NOW, THEREFORE, in consideration of the mutual terms and conditions set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Section 3.1, “Base Salary,” of the Agreement is deleted and the following is inserted in lieu thereof:

3.1 Base Salary. Beginning October 1, 2007, Employee’s base salary shall be Five Thousand Dollars ($5,000) per month, less any applicable taxes and withholdings. Employee’s salary shall be payable in accordance with the Corporation’s policies, procedures, and practices as they may exist from time to time.

2. Section 3.2, “Bonus Programs and Stay Bonus,” of the Agreement is amended by deleting the second paragraph and inserting the following in lieu thereof:

Employee will receive a Stay Bonus of Fifty Thousand Dollars ($50,000) payable in a lump sum on or before October 15, 2007. If the Corporation should terminate his employment prior to that date without Cause (as defined herein), then Employee shall be entitled to the entire amount of the Stay Bonus, payable in a lump sum on the date of termination.

3. Section 5.2, “By Corporation Without Cause,” of the Agreement is deleted and the following is inserted in lieu thereof:

5.2 By Corporation Without Cause. If the Corporation terminates Employee’s employment without Cause prior to November 30, 2007, then Employee shall be entitled to receive: (i) amounts due on the effective termination date; (ii) an amount (less any applicable taxes and withholdings) equal to Employee’s then current monthly salary for the then remaining term of this Agreement payable in a lump sum within thirty (30) days of the termination date; and (iii) One Hundred Twenty Thousand Dollars ($120,000) (less any applicable taxes and withholdings) payable in a lump sum within thirty (30) days of the termination date.

4. Section 5.4, “Expiration of this Agreement,” of the Agreement is deleted and the following is inserted in lieu thereof:

5.4 Expiration of this Agreement. If this Agreement is not earlier terminated pursuant to Section 5.1, 5.2 or 5.3, then, upon the expiration of the term of this Agreement, November 30, 2007, Employee shall be entitled to receive One Hundred Twenty Thousand Dollars ($120,000) (less any applicable taxes and withholdings) payable in a lump sum on or before December 31, 2007.

5. Except as amended hereby, the Amended and Restated Employment Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF, this Amendment has been duly executed as of the date and year set forth above.

/s/ Daniel J. Kelly 10/8/07
Daniel J. Kelly

THE PANTRY, INC.

By:	/s/ Peter J. Sodini 10/8/07
Name:	Peter J. Sodini
Title:	President and Chief Executive Officer

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